Exhibit 4.7

Supplementary Agreement of Equity Pledge Agreement

This Supplementary Agreement of Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is signed by the following parties on May 8, 2023:

Party A:

Beijing Hongyi Yichuang Information Technology Co., Ltd., a company (solely funded by Taiwan, Hong Kong or Macao legal person) with limited liability duly incorporated and validly subsisting under the laws of the People's Republic of China, whose registered address is Room 1214, Building 1, Court 5, Anding Road, Chaoyang District, Beijing City;

Party B:

Guangzhou Shengchuang Network Technology Co., Ltd, a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China, whose registered address is Room 201, 211, 213 A312, No. 1045, No. 1047, Tianyuan Road, Tianhe District, Guangzhou;

Ding Ning, citizen of the People’s Republic of China;

Zhuhai Dayin Ruoxi Enterprise Management Center (LLP), a limited partnership duly incorporated and validly subsisting under the laws of the People's Republic of China, whose registered address is Area A, Room 2619, No. 128 Xingshengyi Road, Hengqin New Area, Zhuhai City.

Whereas,

Party A and Party B entered into the Equity Pledge Agreement (hereinafter referred to as the “Original Agreement”) on January 17, 2023, and agreed that Party B shall pledge to Party A the equity it holds in Guangzhou Lizhi Network Technology Co., Ltd.

The parties amicably negotiate and, in accordance with the provisions of the Civil Code of the People's Republic of China, make the following supplementary provisions to the Original Agreement:

1.

The Original Agreement stipulates that “Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as “Service Agreement”) on June 9 2017, and the Company, the Pledgee and the Pledgors signed the Business Operation Agreement on January 17, 2023, and the Company, the

Pledgors and the Pledgee signed the Exclusive Equity Transfer Option Agreement on January 17, 2023 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company's default (hereinafter referred to as “Secured Obligations”)”.

The parties agree that the aforementioned provisions are amended as follows: “Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement on June 9, 2017, and the Supplementary Agreement of Equity Pledge Agreement(collectively referred to as the “Service Agreement”) on May 8, 2023, and the Company, the Pledgee and the Pledgors signed the Business Operation Agreement on January 17, 2023, and the Company, the Pledgors and the Pledgee signed the Exclusive Equity Transfer Option Agreement on January 17, 2023 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company's default (hereinafter referred to as “Secured Obligations”)”.

2.

Except for the adjustments mentioned above, the other terms of the Original Agreement shall remain in effect. This Agreement is an integral part of the Original Agreement, and in the event of any inconsistency between the Original Agreement and this Agreement, the contents of this Supplementary Agreement shall prevail.

3.

The execution, effectiveness, modification, interpretation, performance, termination, and resolution of disputes arising from or related to this Agreement shall all be governed by the laws of the People's Republic of China. In the event of any dispute arising from the interpretation or performance of the terms under this Agreement, the parties shall attempt to resolve such dispute through negotiation. If negotiation fails, either party may submit the dispute to the Guangzhou Arbitration Commission for resolution in accordance with its current arbitration rules. The language to be used in the arbitration shall be Chinese. The arbitral award shall be final and binding on both parties.

4.	This Agreement shall take effect upon being formally signed by the legal representatives or authorized representatives of each party and the affixing of their respective official seals.
5.	This Agreement shall be executed in 4 counterparts with equal legal force, with 2 held by either party.

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[This page, containing no text, is the signature page]

Party A

Beijing Hongyi Yichuang Information Technology Co., Ltd. (Seal)

(Seal) /s/ Seal of Beijing Hongyi Yichuang Information Technology Co., Ltd.

Signature:	/s/ Ding Ning

Name:	Ding Ning

Position:	Legal representative

Party B

Ding Ning

Signature:	/s/ Ding Ning

Guangzhou Shengchuang Network Technology Co., Ltd (Seal)

(Seal) /s/ Guangzhou Shengchuang Network Technology Co., Ltd

Signature:	/s/ Li Zelong

Name:	Li Zelong

Position:	Legal representative

Zhuhai Dayin Ruoxi Enterprise Management Center (LLP) (seal)

(Seal) /s/ Zhuhai Dayin Ruoxi Enterprise Management Center (LLP)

Signature:	/s/ Ding Ning

Name:	Ding Ning

Position:	Executive partner